Exhibit 99.1
NOT FOR IMMEDIATE RELEASE
INSULET REPORTS THIRD QUARTER 2007 RESULTS
OmniPod Customer Base Grows over 30% in Third Quarter
Production Increases to 45,000 OmniPods per Month
BEDFORD, MA, November 14, 2007 — Insulet Corporation (NASDAQ: PODD), the manufacturer and marketer of the OmniPod Insulin Management System, today announced financial results for its third quarter ended September 30, 2007.
Third quarter 2007 revenue increased 312% to $3.8 million from $0.9 million in the third quarter of 2006. On a sequential basis, revenue rose 18% from $3.2 million in the second quarter of 2007. At the end of the third quarter of 2007, approximately 3,200 customers were using the OmniPod System, up 31% from approximately 2,450 customers at the end of the second quarter of 2007. In the first nine months of 2007, the number of customers using the OmniPod System increased by approximately 2,000 compared to the end of 2006.
Net loss for the third quarter of 2007 was $13.6 million, or a net loss of $0.52 per share, compared to a net loss of $9.4 million or a net loss of $26.48 per share for the same quarter in 2006. Total operating expenses rose to $10.8 million in the third quarter of 2007 from $6.1 million in same period in 2006. The majority of this increase was related to increased sales and marketing expenses. As a result of ongoing upgrades to its manufacturing processes aimed at achieving lower unit costs, Insulet recorded an impairment charge of $1.0 million related to certain production equipment in the third quarter of 2007.
“We continue to see strong demand for the OmniPod System. Our customer growth in the third quarter puts us on track to exceed our goals for 2007,” said Duane DeSisto, Insulet’s president and chief executive officer. ”At the end of the third quarter, we had 3,200 customers using the OmniPod System, which we believe reflects the unmet need for better insulin management solutions. The recent expansion of our manufacturing agreement with Flextronics will support further demand and enable us to significantly increase the availability of this unique product to the patients who need it, and to continue to drive our unit production costs down.”
For the nine months ended September 30, 2007, revenue increased to $9.0 million from $2.0 million for the same period of 2006. Net loss for the first nine months of 2007 was $37.9 million, or a net loss of $2.85 per share, compared to a net loss of $25.3 million, or a net loss of $72.43 per share, for the same period in 2006. Operating expenses for first nine months of 2007 increased to $27.7 million from $15.8 million for the same period in 2006, primarily driven by increased sales and marketing expenses.

As of September 30, 2007, Insulet’s cash and cash equivalents totaled $104.2 million, compared to $33.2 million at December 31, 2006.
Recent Highlights
•	During the third quarter, Insulet continued to expand its manufacturing capacity, a critical element of the Company’s strategy to increase volume and reduce per unit production costs. The Company’s production capacity reached 45,000 OmniPod devices per month at the end of September 2007.
•	In October, Insulet amended its contract manufacturing agreement with Flextronics Marketing (L) Ltd. — a subsidiary of Flextronics International Ltd., to expand the scope of the services to be provided by Flextronics to include the production of the OmniPod device itself. The amended agreement positions Insulet to reach its goal of producing 200,000 OmniPods per month by the end of 2008.
•	At the end of the third quarter, Insulet’s salesforce covered 35 states.
•	Currently, Insulet has signed contracts with insurance companies covering 137 million lives.
•	On October 29, 2007, the Company filed a registration statement on Form S-1 relating to the sale by certain of the Company’s stockholders of 4,898,398 shares of the Company’s common stock, as well as the issuance and sale by the Company of up to 734,759 shares of its common stock, which were purchasable by the underwriters upon their exercise of a 30-day over-allotment option granted to the underwriters by the Company. The Company did not receive any of the proceeds of the sale of shares of its common stock by the selling stockholders. On November 13, 2007, the underwriters notified the Company of the partial exercise of the over-allotment option with respect to 459,759 shares of common stock. Upon the closing of the sale of these shares, the Company will receive net proceeds of approximately $9.2 million. The Company expects to use these net proceeds for general corporate purposes.
•	Insulet was recently awarded a home medical equipment accreditation from the Community Health Accreditation Program (CHAP) for achieving the organization’s Standards of Excellence. CHAP is an independent, non-profit national accrediting body that is a leader in improving the quality of home and community-based health care organizations in the United States.
Financial Outlook for 2007
For the full year 2007, Insulet is increasing its previously communicated guidance for 2007 revenue to be approximately $13 million, compared to the previous range of $10-12 million. Insulet anticipates that its quarterly net losses for the remainder of 2007 and into 2008 will continue to increase as Insulet continues to invest in expanding its sales and marketing capabilities as well as its manufacturing capacity.
Conference Call

Insulet will host a conference call on Thursday, November 15, 2007 at 8AM Eastern time to discuss the Company’s third quarter 2007 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 800-688-0836 for domestic callers and 617-614-4072 for international callers. The passcode is 63605515. A replay of the conference call will be available two hours after the start of the call through December 14, 2007 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 89284526. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com
Forward-Looking Statement
This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its revenues, patient base, manufacturing capacity, expenses, product costs, sales and marketing efforts and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with Insulet’s dependence on the OmniPod System; Insulet’s ability to achieve and maintain market acceptance of the OmniPod System; potential manufacturing problems, including damage, destruction or loss of any or Insulet’s automated assembly units or difficulties in implementing its automated manufacturing strategy; potential problems with sole source or other third-party suppliers on which Insulet is dependent; Insulet’s ability to obtain favorable reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; adverse regulatory or legal actions relating to the OmniPod System; the potential violation of federal or state laws prohibiting “kickbacks” and false and fraudulent claims or adverse affects of challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; risks associated with potential future acquisitions; Insulet’s ability to maintain compliance with the restrictions and covenants contained in its existing credit and security agreement; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in the section of its prospectus, dated November 6, 2007, filed with the Securities and Exchange Commission on November 7, 2007 entitled “Risk Factors” and its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.

Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
Selected Financial Data
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In thousands, except share and per share data)
	(Unaudited)
Revenue	$3,791	$920	$9,011	$2,022
Cost of revenue	7,583	4,379	19,054	11,718

Gross loss	(3,792)	(3,459)	(10,043)	(9,696)
Operating expenses:
Research and development	2,231	2,083	7,221	5,891
General and administrative	3,388	2,250	8,845	5,574
Sales and marketing	4,144	1,741	10,652	4,286
Impairment of assets	1,027	—	1,027	—

Total operating expenses	10,790	6,074	27,745	15,751

Operating loss	(14,582)	(9,533)	(37,788)	(25,447)
Net interest income (expense)	943	116	(9)	377
Change in value of preferred stock warrant liability	—	—	(74)	—

Net loss	(13,639)	(9,417)	(37,871)	(25,070)
Accretion of redeemable convertible preferred stock	—	—	—	(222)

Net loss attributable to common shareholders	$(13,639)	$(9,417)	$(37,871)	$(25,292)

Net loss per share basic and diluted	$(0.52)	$(26.48)	$(2.85)	$(72.43)

Weighted-average number of shares used in calculating net loss per share	26,322,763	355,574	13,294,107	349,199

CONDENSED CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	September 30,	December 31,
	2007	2006
	(In thousands)
	(Unaudited)
Cash	$104,213	$33,231
Total assets	$135,605	$57,140
Deferred revenue	$711	$284
Total stockholders’ equity (deficit)	$96,298	$(101,765)